Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Replimune Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	4,583,337(2)	$19.25(3)	$88,229,237.25(3)	$110.20 per $1,000,000	$9,722.86(3)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,145,833(4)	$16.36(5)	$18,745,827.88(5)	$110.20 per $1,000,000	$2,065.79(5)
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	82,500(6)	$27.20(7)	$2,244,000.00(7)	$110.20 per $1,000,000	$247.29(7)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	55,000(8)	$19.25(3)	$1,058,750.00(3)	$110.20 per $1,000,000	$116.67(3)
Total Offering Amounts					$110,277,815.13		$12,152.62
Total Fee Offsets							—
Net Fee Due							$12,152.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that become issuable under the above named plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Represents additional shares of Common Stock authorized for issuance under the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) pursuant to certain provisions of the 2018 Plan that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the 2018 Plan.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 15, 2023.

(4)	Represents additional shares of Common Stock authorized for issuance under the Replimune Group, Inc. Employee Stock Purchase Plan (the “ESPP”) pursuant to certain provisions of the ESPP that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the ESPP.

(5)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 15, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(6)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement stock option award made to the Chief Commercial Officer of the Registrant, Christopher Sarchi, in accordance with the provisions set forth in that certain Employment Agreement by and between the Registrant and Mr. Sarchi, dated December 30, 2022 (the “Employment Agreement”) and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(7)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the options outstanding under the inducement stock option award to Mr. Sarchi.

(8)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement restricted stock unit award made to Mr. Sarchi in accordance with the Employment Agreement and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).